Exhibit 10.1
FIRST AMENDMENT TO
THE FISCAL YEAR 2008
MID-TERM INCENTIVE PROGRAM
[Performance Period Fiscal 2008-2010]
Adopted Effective September 11, 2008
     THIS FIRST AMENDMENT TO THE FISCAL YEAR 2008 MID-TERM INCENTIVE PROGRAM ESTABLISHED PURSUANT TO THE SYSCO CORPORATION 2004 CASH PERFORMANCE UNIT PLAN (this “Amendment”).
          WHEREAS, the SYSCO Corporation 2004 Cash Performance Unit Plan, effective as of September 3, 2004 and as amended (the “CPU Plan”), was adopted in order to increase stockholder value and to advance the interests of SYSCO Corporation (the “Corporation”) and its subsidiaries by providing financial incentives designed to attract, retain and motivate key employees of the Corporation and its subsidiaries;
          WHEREAS, Section 8.1(a) of the CPU Plan grants the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) the discretionary authority to prescribe, amend and rescind rules and regulations relating to the CPU Plan or any outstanding Awards granted under the CPU Plan in order to carry out the successful operation of the CPU Plan; and
          WHEREAS, the Committee has determined that for the effective administration of the CPU Plan to ensure comparability of results between fiscal years, it is in the best interests of participants under the CPU Plan and the Corporation to amend, effective September 11, 2008, the Fiscal Year 2008 Mid-Term Incentive Program established effective September 18, 2007 under the CPU Plan (the “2008 Program”), by (i) providing, with respect to Participants other than Covered Employees, that in the event a Fiscal Year of the Corporation during any Performance Period under the 2008 Program is longer than 52 weeks (a “Long Fiscal Year”), the Operating Pre-Tax Earnings (“OPTE”), Net Earnings Per Share (“EPS”), and sales results (individually and collectively, the “Results”) for the Corporation and/or its subsidiaries for such Long Fiscal Year shall be reduced by an amount determined by multiplying (A) the Results for the last quarter of such Long Fiscal Year by (B) 1/14th; and (ii) granting the Committee the discretion to reduce the Payment Amount to a Covered Employee to take into account the foregoing provisions relating to a Long Fiscal Year.
          NOW, THEREFORE, the Corporation hereby amends, effective September 11, 2008, Section 2(c) of the 2008 Program to read as follows:
          “(c) Fiscal Years. For purposes of this Performance Period, Fiscal Years shall mean the fiscal years of the Company; provided, however, that with respect to Participants other than Covered Employees, for purposes of measuring performance for any Fiscal Year that is greater than 52 weeks (including the Fiscal Year preceding the Performance Period) (any such year, a “Long Fiscal Year”) the relevant results of the Company and/or its Subsidiaries for the Long Fiscal Year shall be adjusted as follows: the relevant results for the Long Fiscal Year shall be reduced by the amount determined by multiplying (i) the relevant results for the last quarter of the Long Fiscal Year by (ii) 1/14th. For purposes of the preceding sentence, the relevant results shall mean OPTE and sales for purposes of the Table A calculations, and EPS and sales for purposes of the Table B calculations. With respect to Covered Employees, the Committee shall have the discretion to reduce the Payment Amount to a Covered Employee to give effect to the foregoing provisions relating to adjustments for Long Fiscal Years.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 11th day of September, 2008.

SYSCO CORPORATION

By:	/s/ Michael C. Nichols
Name:	Michael C. Nichols
Title:	Sr. Vice President, General Counsel and Corporate Secretary

ATTEST:

By:	/s/ Thomas P. Kurz
Name: Title:	Thomas P. Kurz Vice President and Deputy General Counsel